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                                   EXHIBIT 21



SUBSIDIARIES OF REGISTRANT

           NDE Testing & Equipment, Inc., a Florida corporation, incorporated on December 23, 1987, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name NDE Testing & Equipment, Inc.

           NDE Environmental Canada Corporation was incorporated on May 21, 1993 under the Business Corporations Act of Alberta, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name NDE Environmental Canada Corporation.


           ProEco, Inc., a Delaware corporation, incorporated as Tank Testing International, Inc. on March 19, 1990, changed its name to ProEco, Inc. on July 26, 1991, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name ProEco, Inc.

           EcoAm, Inc., a Florida corporation, incorporated on July 15, 1991, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name EcoAm, Inc.

           ProEco, Ltd., a United Kingdom corporation, incorporated in October 16, 1992, as EcoAm, Ltd., is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name ProEco, Ltd.